Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio – Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com

TIVO REPORTS RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2010

•	TiVo exceeds revenue, net income, and Adjusted EBITDA guidance

•	Q1 net revenue was $61.4M; up compared to $55.1M in the year-ago quarter and the highest Q1 net revenue in three years

•	Technicolor, formerly Thomson, Inc., to offer multichannel operators set-top box compatible with TiVo’s software and user interface

•	TiVo and Best Buy’s Insignia developing connected television for superior, seamless consumer experience

•	RCN launches TiVo-enabled DVR in Washington, D.C. and New York City; additional markets to follow

ALVISO, Calif. – May 25, 2010 – TiVo Inc. (NASDAQ: TIVO), a leader in advanced television services, including digital video recorders (DVRs) for consumers and content distributors, today reported financial results for the first quarter ended April 30, 2010.

“TiVo kicked off the fiscal year on a strong note, exceeding our revenue, net income and Adjusted EBITDA guidance, and maintaining our strong balance sheet of $255 million in cash and short-term investments, and no debt,” said Tom Rogers, President and CEO of TiVo. “This quarter we continued to aggressively drive our long-term growth initiatives in the U.S. and internationally through strategic partnerships that further distinguish TiVo as a leader in advanced television solutions and bring the TiVo experience into more homes though new distribution partners.

“With the recent launch of our next-generation user interface, TiVo has established itself as so much more than simply a DVR company, redefining the future of television consumption and highlighting an unmatched ability to deliver a superior viewing experience through customizable software and set-top box solutions to meet the varying needs of consumers and operators. Today, in addition to being a universal cable box, TiVo provides an intuitive platform for search and navigation of content across television whether stemming from traditional linear channels, broadband or video-on-demand (VOD). As a result, we are seeing increased interest from operators looking for a comprehensive one-stop-shop solution that addresses the ongoing shift in how viewers are consuming video content.

“In terms of an update on our efforts to protect our intellectual property, EchoStar was recently granted an en banc review, which is disappointing because the en banc process will take many months to complete. In its order to grant an en banc review, the Court did not raise any specific issues with respect to the facts of our case against EchoStar. As such, we believe that this order is instead about an opportunity for the Court to clarify a number of key policy issues with respect to patent law. With that said, we remain confident in our position as we believe the facts continue to support the well-reasoned and carefully applied decision from the Texas court, just as the facts supported our case the two prior times we argued an appeal in front of Federal Circuit judges.”

For the first quarter, service and technology revenues were $43.2 million, compared with $48.5 million for the same period last year and $45.3 million in the prior quarter. Additionally, first quarter net revenue was $61.4M; up compared to $55.1M in the year-ago quarter and the highest Q1 net revenue in three years. Adjusted EBITDA was ($6.7) million, compared to guidance of ($9) million to ($11) million, and $5.3 million in the same period a year ago. Increased legal spend as well as research & development expenses relating to new products and distribution were a significant driver in the year-over-year Adjusted EBITDA decline. TiVo reported a net loss of ($14.2) million, compared to guidance of a net loss of ($19) million to ($21) million, and a ($3.9) million net loss in the year-ago quarter. Net loss per share this quarter was ($0.13).

Rogers continued, “On the mass distribution front, earlier this month RCN commenced the roll-out of TiVo boxes as its primary DVR offering in its Washington, D.C. market. New York City is in the early stages of deployment and Boston, Chicago, Philadelphia and Lehigh Valley are set to follow quickly. We are extremely pleased with the speed at which the RCN implementation made it to market, and we believe RCN is providing a blueprint for how to quickly and efficiently deploy an advanced television solution that encompasses traditional linear, VOD broadband and DVR viewing seamlessly into one interface. RCN and TiVo believe this is a great model for the many similarly situated mid and smaller sized cable operators.

“On the international front, we increased the potential for further distribution of TiVo’s advanced television solution through a deal with Technicolor, formerly Thomson, Inc., a leading global set-top box manufacturer serving numerous cable and satellite television operators around the world, which builds on our alliance with Conax. This partnership will allow Technicolor to port TiVo’s software and user interface directly onto Technicolor HD PVR set-top boxes which incorporate Conax’s conditional access technology, providing international operators that choose to license TiVo’s software with a cost effective, rapidly deployable set-top-box option with TiVo’s middleware, user interface, and backend services. We are in discussions with various operators regarding this solution and are hopeful that we will have additional details to share as the year progresses.

“With Comcast, Cox, RCN, DIRECTV, and internationally with Virgin Media in the UK, Seven Networks in Australia, Telecom New Zealand, Conax, and now Technicolor, what we are seeing is a preference for an integrated linear, broadband and VOD solution by operators, networks and technology providers of all sizes as they embrace TiVo’s highly differentiated and quality advanced television solution. Standalone broadband boxes simply don’t.

“On the TiVo-Owned side of the business, the new TiVo Premiere box, which launched in late-March features our next-generation user interface, and is a more cost efficient hardware platform than our previous HD products. On that note, for the first’s time in TiVo’s history, when looking strictly at hardware revenues and costs (excluding revenue share payments and market development fund costs), we generated a positive net hardware margin from the sale of our Premiere boxes. We are excited about the potential of Premiere and are working aggressively to further improve performance and augment its feature set through software upgrades over the coming months.

“In terms of our strategic alliance with Best Buy, we announced earlier today that development is underway between TiVo and Best Buy’s Insignia brand to integrate TiVo’s software and advanced television services into broadband-connected Insignia televisions. The new Insignia televisions will provide Best Buy customers with an exceptional, intuitive user experience for accessing online content by utilizing our latest non-DVR software, giving the viewer a one-stop-shop for delivering and searching content right on the television. This offering will add to the arsenal of unique approaches that TiVo has to shape the advanced television experience. Whether through the retail box, an operator provisioned box, software built into another box, a software upgrade to someone else’s DVR and non-DVR set-top boxes, and now software built directly into the television set, we are focused on taking numerous alternative means to affecting the television experience and providing a TiVo solution to each.

“We are also making notable progress with our audience research business as TiVo data becomes an increasingly important part of how the media industry evaluates viewership behavior and the effectiveness of ad campaigns. To that end, we recently teamed with Millward Brown, a global leader in marketing research that works with a significant portion of the top 100 global brands, to use TiVo’s audience research capabilities to test commercial effectiveness prior to and throughout its run to help these brands achieve more cost effective media-planning. We believe working with Millward Brown and some of the world’s top brands in this regard opens up a whole new avenue of growth for our audience research business.”

Rogers concluded, “We continue to expand our strategic initiatives demonstrating our potential for broad distribution in many incarnations. Our new broadened advanced television approach with its unique user interface has played a significant part in driving a range of new distribution partners. We remain a financially strong company with exciting growth prospects that will begin to play out in the years ahead, particularly with TiVo at the forefront of innovation and a driving force that defines how television viewers will access and consume content in an ever-changing media landscape.”

Management Provides Financial Guidance

For the second quarter of fiscal 2011, TiVo anticipates service and technology revenues in the range of $40 million to $42 million, a net loss in the range of ($17) million to ($19) million, and an Adjusted EBITDA loss in the range of ($9) million to ($11) million. This includes expected increased litigation expense and higher research & development costs due to increased product development and distribution.

This financial guidance is based on information available to management as of May 25, 2010. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the first quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, May 25, 2010. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 74281085). The Webcast will be archived and available through June 1, 2010 at http://www.tivo.com/ir or by calling (706) 645-9291; and entering the conference ID number 74281085.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR). TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers. TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into a premier single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo’s intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today. TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.

TiVo, “TiVo, TV your way.” Season Pass, WishList, TiVoToGo, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc.’s subsidiaries worldwide. (C) 2010 TiVo Inc. All rights reserved

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future business and growth strategies including TiVo’s mass distribution strategy and the timing of additional mass distribution deals, profitability and financial guidance, scope and timing of distribution of the TiVo service domestically with DIRECTV, Comcast, Cox and RCN and internationally the UK (with Virgin Media) and other regions, our new relationship with Conax and Technicolor and our expectations regarding future operator distribution deals in connection with this integrated solution, the expectations regarding future results of TiVo’s litigation with EchoStar, TiVo intent to protect and defend its intellectual property, future TiVo products, services, and upgrades including the new TiVo Premiere box, future new Insignia-branded televisions with TiVo interface and search features, future new avenues for growth in TiVo’s audience research business and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended April 30,
	2010	2009
Revenues
Service revenues	$36,244	$42,129
Technology revenues	6,973	6,386
Hardware revenues (2)	18,169	6,606

Net revenues	61,386	55,121
Cost of revenues
Cost of service revenues (1)	10,403	10,150
Cost of technology revenues (1)	5,021	4,483
Cost of hardware revenues	19,219	10,576

Total cost of revenues	34,643	25,209

Gross margin	26,743	29,912

Research and development (1)	18,628	15,066
Sales and marketing (1)	7,760	5,695
Sales and marketing, subscription acquisition costs	3,191	982
General and administrative (1)	11,697	12,242

Total operating expenses	41,276	33,985

Loss from operations	(14,533)	(4,073)
Interest income	369	190
Interest expense and other	(2)	0

Loss before income taxes	(14,166)	(3,883)
Provision for income taxes	(34)	(16)

Net loss	$(14,200)	$(3,899)

Net loss per common share - basic	$(0.13)	$(0.04)

Net loss per common share - diluted	$(0.13)	$(0.04)

Weighted average common shares used to calculate basic net loss per share	111,490,152	102,278,944

Weighted average common shares used to calculate diluted net loss per share	111,490,152	102,278,944

(1) Includes stock-based compensation expense as follows:

Cost of service revenues	$132	$263
Cost of technology revenues	484	557
Research and development	1,786	2,491
Sales and marketing	817	685
General and administrative	2,367	3,074

(2)	The consolidated statement of operations for the three months ended April 30, 2009 has been revised to reflect the increase of $230,000 in net hardware revenues with a corresponding reduction in net loss to correct immaterial errors related to over payments of revenue share in fiscal year 2010.

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share and share amounts)

	April 30, 2010	January 31, 2010
ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$68,121	$70,891
Short-term investments	187,355	173,691
Accounts receivable, net of allowance for doubtful accounts of $342 and $409	19,683	16,996
Inventories	12,368	12,110
Prepaid expenses and other, current (1)	9,529	8,686

Total current assets	297,056	282,374
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $42,503 and $40,934, respectively	10,966	10,098
Purchased technology, capitalized software, and intangible assets, net of accumulated	9,185	9,565
amortization of $13,153 and $12,501, respectively
Prepaid expenses and other, long-term	1,281	1,263
Long-term investments	7,548	7,512

Total long-term assets	28,980	28,438

Total assets	$326,036	$310,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$21,715	$20,712
Accrued liabilities	24,654	24,786
Deferred revenue, current	35,283	38,952

Total current liabilities	81,652	84,450
LONG-TERM LIABILITIES
Deferred revenue, long-term	30,819	28,990
Other long-term liabilities	255	231

Total long-term liabilities	31,074	29,221

Total liabilities	112,726	113,671
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000; Issued and outstanding shares - none	0	0
Common stock, par value $0.001:
Authorized shares are 275,000,000; Issued shares are 116,294,027 and 110,434,022, respectively and outstanding shares are 115,411,307 and 109,869,062, respectively	116	110
Additional paid-in capital	930,926	896,695
Treasury stock, at cost - 882,720 shares and 564,960 shares, respectively	(8,117)	(4,325)
Accumulated deficit (1)	(708,913)	(694,713)
Accumulated other comprehensive loss	(702)	(626)

Total stockholders’ equity	213,310	197,141

Total liabilities and stockholders’ equity	$326,036	$310,812

(1)	The consolidated balance sheet as of January 31, 2010 has been revised to reflect the increase of $1,399,000 in prepaid expenses and other, current with a corresponding reduction in accumulated deficit to correct immaterial errors related to over payments of revenue share in fiscal years 2010 and 2009.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended April 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,200)	$(3,899)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment and intangibles	2,221	2,310
Loss on disposal of fixed assets	42	0
Stock-based compensation expense	5,586	7,070
Utilization of trade credits	19	11
Allowance for doubtful accounts	32	97
Changes in assets and liabilities:
Accounts receivable	(2,719)	2,541
Inventories	(258)	6,101
Prepaid expenses and other	(880)	831
Accounts payable	(567)	(1,160)
Accrued liabilities	(132)	(3,588)
Deferred revenue	(1,840)	(4,852)
Deferred rent and other long-term liabilities	24	0

Net cash provided by (used in) operating activities	$(12,672)	$5,462

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(45,775)	(99,936)
Sales or maturities of short-term investments	31,999	79,927
Acquisition of property and equipment	(909)	(2,022)
Acquisition of capitalized software and intangibles	(272)	(1,532)

Net cash used in investing activities	$(14,957)	$(23,563)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	28,651	7,957
Treasury Stock - repurchase of stock for tax withholding	(3,792)	(2,007)
Payment under capital lease obligation	0	(19)

Net cash provided by financing activities	$24,859	$5,931

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(2,770)	$(12,170)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	70,891	162,337

Balance at end of period	$68,121	$150,167

TIVO INC.

OTHER DATA

			Guidance Reconciliation
	Three Months Ended April 30,		Three Months Ending
	2010	2009	July 31, 2010
	(In thousands)		(In millions)
Net loss (1)	$(14,200)	$(3,899)	$19 - $17
Add back:
Depreciation & amortization	2,221	2,310	$2 - $3
Interest income & expense	(369)	(190)	$0 - $(1)
Provision for income tax	34	16	$0

EBITDA (1)	(12,314)	(1,763)	$(17) - $(15)
Stock-based compensation	5,586	7,070	$6

Adjusted EBITDA (1)	$(6,728)	$5,307	$(11) - $(9)

(1)	The Net loss, EBITDA, and adjusted EBITDA for the quarter ended April 30, 2009, has been revised to reflect an increase of $230,000 to correct immaterial errors related to over payments of revenue share in fiscal year 2010.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended April 30,
(Subscriptions in thousands)	2010	2009
TiVo-Owned Subscription Gross Additions	33	37
Subscription Net Additions/(Losses):
TiVo-Owned	(51)	(30)
MSOs/Broadcasters	(45)	(109)

Total Subscription Net Additions/(Losses)	(96)	(139)
Cumulative Subscriptions:
TiVo-Owned	1,414	1,624
MSOs/Broadcasters	1,095	1,572

Total Cumulative Subscriptions	2,509	3,196
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	57%	59%

Included in the 1,414,000 TiVo-Owned subscriptions are approximately 282,000 lifetime subscriptions that have reached the end of the period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled DVRs and for which TiVo incurs acquisition costs. The MSOs/Broadcasters lines refer to subscriptions sold to consumers by MSOs/Broadcasters such as DIRECTV, Cablevision Mexico, Seven (Australia), and Comcast for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees, including on a monthly and a prepaid one, two, or three year basis, as opposed to a one-time prepaid product lifetime fee.

We define a “subscription” as a contract referencing a TiVo-enabled DVR for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related DVR has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 60 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that some of our MSOs/Broadcasters pay us may be based upon a specific contractual definition of a subscriber or subscription which may not be consistent with how we define a subscription for our reporting purposes.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2010	2009
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	1,437	1,639
TiVo-Owned subscription cancellations	(84)	(67)

TiVo-Owned Churn Rate per month	-2.0%	-1.4%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video on Demand services, as well as, increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,		Twelve Months Ended April 30,
Subscription Acquisition Costs	2010	2009	2010	2009
	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$3,191	$982	$7,257	5,861
Hardware revenues (1)	(18,169)	(6,606)	(60,350)	(42,313)
Less: MSOs/Broadcasters-related hardware revenues	5,437	(27)	19,961	8,608
Cost of hardware revenues	19,219	10,576	74,552	57,953
Less: MSOs/Broadcasters-related cost of hardware revenues	(4,158)	(6)	(17,858)	(8,015)

Total Acquisition Costs (1)	5,520	4,919	23,562	22,094

TiVo-Owned Subscription Gross Additions	33	37	144	176
Subscription Acquisition Costs (SAC)	$167	$133	$164	$126

(1)	The hardware revenues for the three and twelve months ended April 30, 2009 have been revised to reflect the increase of $230,000 and $749,000, respectively in net hardware revenues with a corresponding reduction in total acquisition costs associated with immaterial errors related to over payments of revenue share in fiscal years 2010 and 2009.

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs/Broadcasters’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended April 30,
TiVo-Owned Average Revenue per Subscription	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$36,244	$42,129
Less: MSOs/Broadcasters-related service revenues	(3,760)	(4,522)

TiVo-Owned-related service revenues	32,484	37,607
Average TiVo-Owned revenues per month	10,828	12,536
Average TiVo-Owned per month subscriptions	1,437	1,639

TiVo-Owned ARPU per month	$7.54	$7.65

	Three Months Ended April 30,
MSOs/Broadcasters Average Revenue per Subscription	2010	2009
	(In thousands, except ARPU)
Total Service revenues	$36,244	$42,129
Less: TiVo-Owned-related service revenues	(32,484)	(37,607)

MSOs/Broadcasters-related service revenues	3,760	4,522
Average MSOs/Broadcasters revenues per month	1,253	1,507
Average MSOs/Broadcasters per month subscriptions	1,120	1,625

MSOs/Broadcasters ARPU per month	$1.12	$0.93

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share, and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.